Exhibit 10.1

EMPLOYMENT AGREEMENT

Sequa Corporation, its affiliates, subsidiaries, divisions, successors and assigns, (“Sequa Corporation” or the “Company”), and Martin Weinstein, an individual residing at 20 West 64th Street, One Lincoln Plaza, New York, New York 10023, (“Executive”), mutually agree to enter into this Employment Agreement (“Agreement”) this 25th day of January 2007 the terms and conditions of which are set forth below:

Employment.

The Company shall employ Executive in the position of Vice Chairman and Chief Executive Officer of Sequa Corporation, reporting to the Chairman of the Board of Directors of Sequa Corporation.  Executive shall also serve on the Company’s Management Executive Committee.  The Effective Date of this Agreement is the date first hereinabove appearing (“Effective Date”).

Term.

The term of Executive’s employment hereunder (the “Employment Term”) shall commence as of the Effective Date, and shall, unless otherwise extended, continue for a term of five (5) years.  At the end of each year of service hereunder, the Employment Term shall be extended for another year, so that the Employment Term continues to be five (5) years without expiration, except if the Executive’s employment is terminated in accordance with any of the provisions of Section 5 hereof.

Duties.

                        Executive shall faithfully, diligently, and exclusively perform services on behalf of the Company to the best of his ability during the term of this Agreement, and shall devote his full working time, attention, and energies to the business of the Company, its subsidiaries, divisions, and affiliated entities.  While Executive is employed in the position of Vice Chairman and Chief Executive Officer of the Company, Executive further agrees to perform, for no additional consideration, such other duties and to assume any such other responsibilities, as may be reasonably assigned by the Company’s Board of Directors.

Compensation.

Base Salary.  For the services rendered by the Executive for the Company and in consideration for the covenants contained in this Agreement, the Company shall pay the Executive an annual base salary of not less than eight hundred eighty thousand dollars ($880,000) to be paid on normal payroll dates, less lawful deductions, in accordance with the Company’s payroll practices.  Executive’s base salary may be increased on an annual basis during the term of this Agreement, at the sole discretion of the Board of Directors of the Company, taking into account, among other things, individual performance and general business conditions.

Benefits.  Executive shall be eligible to participate in and receive benefits under the Company’s various employee benefit plans, policies, or arrangements, subject to the same terms and conditions as other similarly situated executive employees of the Company.  Such employee benefits currently include health, dental, disability and life insurance, 401K plan, pension, and SERP.  The Company (including the officers and administrators who have responsibility for administering the plans) retains full discretionary authority to interpret the terms of the plans, as well as full discretionary authority with regard to administrative matters arising in connection with the plans including but not limited to issues concerning benefit eligibility and entitlement.  The Company reserves the absolute right to modify, amend, or terminate benefits applicable to Executive and similarly situated executive employees of the Company at any time and for any reason, consistent with the terms of said benefit plans.  In the determination of eligibility or benefits, the terms of the actual plan documents shall control.

Bonus.  Executive shall be eligible to participate in the Company’s Management Incentive Bonus Plan for Corporate Executive Officers and the Sequa Corporation Long-Term Incentive Plan in accordance with the terms thereof and subject to the same terms and conditions as other similarly situated Company executives.

Stock Options.  The terms of the Sequa Corporation 1998 Key Employees Stock Option Plan and any related option agreements shall govern all issues relating to such options including vesting and exercise rights.

Restricted Stock.  At the Effective Date of this Agreement, the Company shall issue to Executive fifty thousand (50,000) shares (to be adjusted as necessary in connection with any stock splits) of restricted shares of Class A Common Stock which shall vest ratably over the Employment Term at the rate of twenty percent (20%) (ten thousand (10,000) shares) per year.  Such vesting shall, however, be contingent upon the Company earning minimum earnings per share (“EPS”) as established under the Company’s Management Incentive Bonus Plan for Corporate Executive Officers for the applicable year.  If the Company fails to earn minimum EPS in any given year, no restricted shares of Class A Common Stock shall ever be vested for that particular year but shall be held for possible vesting in a future year.  Upon vesting of a twenty percent (20%) block of restricted shares of Class A Common Stock (promptly following determination of the EPS), the Company shall cause an additional twenty percent (20%) to be issued to Employee; thus, fifty thousand (50,000) restricted shares of Class A Common Stock shall be perpetually eligible for vesting.  In the event Executive is terminated without Cause as provided in Section 5(d) hereof or, in the event employment is terminated following a Change of Control as provided in Section 5(f) hereof, all restricted shares of Class A Common Stock shall become vested upon either such termination and the cash equivalent value shall be paid out pursuant to Section 6(d)(ix) or Section 6(e)(ix), whichever is applicable..

Automobile.  Executive shall be provided with a Company automobile in accordance with the Company’s policies and subject to the same terms and conditions as similarly situated executive employees of the Company, as determined in good faith by the Company.

Vacation.  Executive shall be entitled to vacation in accordance with the Company’s policies and subject to the same terms and conditions as similarly situated executive employees of the Company.  All earned and accrued but unused vacation shall be paid at termination for any reason.

Deductions.  All salary, bonuses, and compensation paid to Executive shall be less all applicable withholding taxes and lawful deductions.

Termination.

Employment under this Agreement may, subject to Company’s obligations under Section 6 hereof, be terminated either by Executive or by the Board of Directors of the Company, as the case may be, under the following circumstances:

Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

Disability.  The Executive’s employment hereunder shall terminate upon Executive becoming “Totally Disabled.”  For purposes of this Agreement, the Executive shall be “Totally Disabled” if he is physically or mentally incapacitated so as to render him incapable of performing the essential functions of the job and such incapacity cannot be reasonably accommodated by the Company without undue hardship.  The Executive’s receipt of Social Security Disability benefits or eligibility for Long Term Disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement.

Cause.  The Company may terminate Executive’s employment hereunder at any time for Cause, immediately and without prior notice.  For purposes of this Agreement, the term “Cause” shall mean a reasonable and good faith determination by the Board of Directors of the Company that the Executive (i) has been convicted of,  or entered a nolo contendere plea as to,  a criminal act of fraud or moral turpitude  (but not including a misdemeanor)  (ii) is in material  breach  of Sections 7 and 8 of this Agreement; (iii) intentionally refuses (except by reason of incapacity due to physical or mental illness or disability by the Executive) to perform his duties as an employee of the Company; (iv) is in material breach of the provisions of the Company’s trade secrets agreement to which he is a party; (v) has engaged in theft or material misappropriation of assets of the Company, which allegations could be sustained in a court of law; or (vi) is in material breach of the Company’s Code of Conduct.

Without Cause.The Company may terminate the Executive’s employment hereunder at any time without Cause by providing the Executive with written notice of termination at least two (2) weeks prior to the effective date of such termination or by paying the Executive two (2) weeks’ pay in lieu of notice.  Termination of Executive shall be deemed to have taken place at the expiration of such two (2) weeks.

Voluntarily by Executive Prior to Expiration of Employment Term.  Executive may terminate his Employment hereunder at any time by providing the Company with written notice of termination at least thirty (30) days prior to the effective date of such termination.  At the Company’s option, the Company may provide Executive with pay in lieu of Executive working through the end of the notice period set forth in this Section 5(e).  Executive hereby agrees to provide and assist in an orderly transition of his responsibilities should he elect to exercise his rights under this provision.

Change of Control.  If a Change of Control of the Company occurs, for the purposes of this Agreement, the Executive’s employment shall, at Executive’s election to be exercised within six (6) months following the Change of Control, be deemed to have been terminated without Cause in the same manner as provided in Section 5(d) hereof.  Executive may continue to perform under the terms of this Agreement at the pleasure of the successor company under the same terms and conditions of this Agreement, only upon Executive’s reaching mutual agreement with the successor Company.

                        For purposes of this Agreement, “Change of Control” means the occurrence of any of the following:

the sale, lease, exchange or other transfer, in one or a series of related transactions, of all or substantially all of the Company’s and/or Chromalloy Gas Turbine Corporation’s (“CGTC”) assets to any person or group;

the sale or exchange of the capital stock of CGTC or merger of the Company or CGTC with any unaffiliated entity provided in the case of a merger, there shall be no "Change of Control" where the Alexander Shareholders (as defined below) own more than fifty percent (50%) of the voting power of the surviving entity after such merger;

the adoption of a plan by the stockholders of the Company relating to the liquidation or dissolution of the Company; or

except as provided below, the acquisition of beneficial ownership by any person or group, together with any affiliated persons thereof (collectively, the “Interested Stockholders”), of a direct or indirect interest in more than forty-nine percent (49%) of the voting power of the then outstanding capital stock of the Company entitled to vote generally in the election of the Board of Directors of the Company.

                        For purposes of Section 4(f)(iv) hereof, the terms “person” or “group” shall not be deemed to include Norman Alexander (“Alexander”), his spouse, any descendant of Alexander or the spouse of any such descendant, the estate of Alexander, or any trust or other similar arrangement for the benefit of Alexander or his spouse, any descendant of Alexander or the spouse of any such descendant or the estate of Alexander or any corporation  or other person controlled solely by one or more of Alexander or his spouse, any descendant of Alexander or the spouse of any such descendant or the estate of Alexander through the ownership of a majority of the outstanding voting capital stock of such corporation or other person (collectively, the “Alexander Stockholders”); and provided, further, that there shall not be a “Change of Control” pursuant to Section 4(f)(iv) so long as the Alexander Stockholders beneficially own a greater percentage of the voting power of the then outstanding capital stock of the Company than the Interested Stockholders.

Compensation Following Termination.

In the event that Executive’s employment hereunder is terminated for reasons  described in Section 5 hereof, Executive shall be entitled from the Company to and it shall be incumbent upon the Board of Directors of the Company to immediately cause the Company to fulfill only the following compensation and benefits from the Company:

Termination by Reason of Death.  In the event Executive’s employment is terminated by reason of Executive’s Death, pursuant to Section 5(a) hereof, the Company shall pay the following amounts to Executive’s beneficiary or estate:

Accrued but unpaid salary for services through and including the date of Executive's death as required under Section 4(a) hereof, and any salary accrued during any applicable short-term disability period.

(ii)      Any benefits to which Executive may be entitled pursuant to the plans, policies, and arrangements referred to in Section 4(b), Section 4(c), and/or Section 4(d) hereof as determined and paid in accordance with the terms of such plans, policies, and arrangements, in the event of death.

Termination by Reason of Disability.  In the event Executive’s employment is terminated by reason of Executive’s Disability, pursuant to Section 5(b) hereof, the Company shall pay the following amounts to Executive:

(i)       Any accrued but unpaid salary for services rendered through and including the date of termination as required under Section 4(a) hereof.

(ii)      Any benefits to which Executive may be entitled pursuant to the plans, policies, and arrangements referred to in Section 4(b), Section 4(c), and/or Section 4(d) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies, and arrangements.

Termination by Reason of Cause.  In the event Executive’s employment is terminated by reason of Cause, pursuant to Section 5(c) hereof, the Company shall pay the following amounts to Executive:

(i)       Any accrued but unpaid salary for services rendered through and including the date of termination as required under Section 4(a) hereof.

(ii)      Any benefits to which Executive may be entitled pursuant to the plans, policies, and arrangements referred to in Section 4(b) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies, and arrangements.

Termination by the Company Without Cause.  In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 5(d) hereof, the Company shall pay the following amounts to Executive:

Any accrued but unpaid salary for services rendered through and including the date of termination as required under Section 4(a) hereof plus an amount equal to the Executive’s then current base pay for the remainder of the Employment Term.

Any benefits to which Executive may be entitled pursuant to the plans, policies, and arrangements referred to in Section 4(b), Section 4(c), Section 4(d), and/or Section 4(f) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies, and arrangements.

The sum of the last (5) five years’ total annual base pay pursuant to Section 4(a) hereof plus the last five (5) bonus payments paid to Executive pursuant to the Company’s Management Incentive Bonus Plan for Corporate Executive Officers pursuant to Section 4(c) hereof.  In no event will the amount to be paid pursuant to this Section 6(d)(iii) be less than the base pay in Section 4(a) hereof for the remainder of the Employment Term, plus the sum of five million dollars ($5,000,000).

            (iv)       If Executive elects to continue his current medical and dental family coverage under Company’s Medical and Dental Plans, the Executive shall apply for COBRA benefits, as afforded to all other employees and as required by state and federal law and in accordance with the terms of the Company’s Medical and Dental Plans.

            (v)        If Executive elects to maintain the “portable” portion of his current MetLife Optional Life insurance (or any applicable successor insurer) in accordance with the requirements of the plan and MetLife, Executive shall pay for all of the premiums for coverage during the period beginning on his last day of employment.  The basic life insurance coverage will terminate on the last day of employment and Executive may, at his expense, convert such policy in accordance with the requirements of the plan and MetLife.

            (vi)       Executive shall be entitled to purchase the Company-provided automobile upon Executive’s payment of the percentage amount otherwise payable by similarly situated executive employees of the Company for purchase of their Company-provided automobiles at the end of the applicable lease.  Payment shall be made by means of cashiers check, and Executive will provide Company with evidence of liability insurance, at which time Company shall transfer possession and ownership to Executive of the Company automobile then assigned to him.

(vii)      No business equipment will be provided to Executive and Executive shall insure that all proprietary information and software have been removed by Company from said laptop computer.  Company and Executive agree such information shall remain the property of the Company and Executive shall have no rights thereto.

(viii)     The Executive may exercise stock options (Section 4(d) hereof) which otherwise could have been exercised during the notice two (2) week period.  If the Executive is prohibited from selling the shares of Company stock acquired upon exercise of such options under the terms of the Company’s Insider Trading Policy (as now in effect and as may be changed from time to time) or by application of the federal securities laws, then the Company will pay to the Executive an amount equal to the closing price of the Class A Common Stock on the New York Stock Exchange on the day of the effective date of such termination less the option price (as set forth in the stock option agreement) multiplied by the number of shares then exercisable.  The determination of whether the Executive is prohibited from selling shares of Company stock under the terms of the Company’s Insider Trading Policy or the application of the federal securities laws shall be made by the Company, in its sole discretion.

(ix)     The cash equivalent value of the outstanding shares of unvested restricted shares of Class A Common Stock referred to in Section 4(e) hereof.

  (x)       Payments under this Section 6(d) shall be made at the date of termination of Executive’s employment or as soon as practicable thereafter but not later than sixty (60) days subsequent to termination.

Voluntary Termination by Executive During Employment Term.  In the event Executive terminates employment voluntarily pursuant to Section 5(e), the Company shall pay the following amounts to Executive:

(i)       Any accrued but unpaid salary for services rendered through and including the date of termination required to be reimbursed under Section 4(a) hereof.

(ii)      Any benefits to which Executive may be entitled pursuant to the plans, policies, and arrangements referred to in Section 4(b), Section 4(c), and/or Section 4(d) hereof as determined and paid in accordance with the terms of such plans, policies, and arrangements.

Termination on Account of Change in Control.  In the event Executive’s employment is terminated pursuant to Section 5(f) hereof, the Company shall pay the following amounts to Executive:

Any accrued but unpaid salary for services rendered through and including the date of termination as required under Section 4(a) hereof plus an amount equal to the Executive’s then current base pay for the remainder of the Employment Term.

Any benefits to which Executive may be entitled pursuant to the plans, policies, and arrangements referred to in Section 4(b), Section 4(c), Section 4(d), and/or Section 4(f) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies, and arrangements.

The sum of the last (5) five years’ total annual base pay pursuant to Section 4(a) hereof plus the last five (5) bonus payments paid to Executive pursuant to the Company’s Management Incentive Bonus Plan for Corporate Executive Officers pursuant to Section 4(c) hereof.  In no event will the amount to be paid pursuant to this Section 6(f)(iii)be less than the base pay in Section 4(a) hereof for the remainder of the Employment Term, plus the sum of five million dollars ($5,000,000).

            (iv)       If Executive elects to continue his current medical and dental family coverage under Company’s Medical and Dental Plans, the Executive shall apply for COBRA benefits, as afforded to all other employees and as required by state and federal law and in accordance with the terms of the Company’s Medical and Dental Plans.

            (v)        If Executive elects to maintain the “portable” portion of his current MetLife Optional Life insurance (or any applicable successor insurer) in accordance with the requirements of the plan and MetLife, Executive shall pay for all of the premiums for coverage during the period beginning on his last day of employment.  The basic life insurance coverage will terminate on the last day of employment and Executive may, at his expense, convert such policy in accordance with the requirements of the plan and MetLife.

            (vi)       Executive shall be entitled to purchase the Company-provided automobile upon Executive’s payment of the percentage amount otherwise payable by similarly situated executive employees of the Company for purchase of their Company-provided automobiles at the end of the applicable lease.  Payment shall be made by means of cashiers check, and Executive will provide Company with evidence of liability insurance, at which time Company shall transfer possession and ownership to Executive of the Company automobile then assigned to him.

(vii)      No business equipment will be provided to Executive and Executive shall insure that all proprietary information and software have been removed by Company from said laptop computer.  Company and Executive agree such information shall remain the property of the Company and Executive shall have no rights thereto.

(viii)     The Executive may exercise stock options (Section 4(d) hereof) which otherwise could have been exercised during the notice two (2) week period.  If the Executive is prohibited from selling the shares of Company stock acquired upon exercise of such options under the terms of the Company’s Insider Trading Policy (as now in effect and as may be changed from time to time) or by application of the federal securities laws, then the Company will pay to the Executive an amount equal to the closing price of the Class A Common Stock on the New York Stock Exchange on the day of the effective date of such termination less the option price (as set forth in the stock option agreement) multiplied by the number of shares then exercisable.  The determination of whether the Executive is prohibited from selling shares of Company stock under the terms of the Company’s Insider Trading Policy or the application of the federal securities laws shall be made by the Company, in its sole discretion.

(ix)     The cash equivalent value of the outstanding shares of unvested restricted shares of Class A Common Stock referred to in Section 4(e) hereof.

  (x)       Payments under this Section 6(f) shall be made at the date of termination of Executive’s employment or as soon as practicable thereafter but not later than sixty (60) days subsequent to termination.

No Other Benefits or Compensation.  Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive’s termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, with respect to future periods after such termination or resignation, except as required by law.

Covenants.

Confidential Information.  During the course of Executive’s employment with the Company, Executive will acquire and have access to Confidential Information and Trade Secrets belonging to the Company, its affiliates, subsidiaries, divisions, and joint ventures (collectively referred to as “the Company” throughout and for purposes of this Section 7.  Such Confidential Information and Trade Secrets include, without limitation, business and technical information, whatever its nature and form and whether obtained orally or by observation, from written materials or otherwise, as for example: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of the Company’s products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, data processing programs, software, software codes, computer models, research and development projects, compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of the Company; (iii) marketing information, such as information on markets, end users and applications, the identity of the Company’s customers, suppliers, and distributors, their names and addresses, the names of representatives of the Company’s customers, distributors or suppliers responsible for entering into contracts with the Company, the Company’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities.  Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written, or machine readable, including electronic files.  All of the foregoing is subject to and conditioned upon compliance with applicable state and federal laws.  The term “Confidential Information and Trade Secrets” does not include information which is or becomes generally available to the public other than as a result of a disclosure by Executive.

Non-Disclosure of Confidential Information.  Executive agrees he will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity, or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Executive’s duties on behalf of the Company or with prior written authorization of the Company’s board of directors, or as required by law.  In the event that Executive is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process as well as applicable securities laws) to disclose any of the Confidential Information and Trade Secrets, then Executive will provide Company with prompt written notice of such request(s) so that Company may, at Company’s sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not or cannot be obtained, then the Executive may furnish without liability hereunder only that portion of the Confidential Information and Trade Secrets which is legally required.

Non-Competition.  Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Executive’s high level position and responsibilities with the Company and Executive’s access to the Confidential Information and Trade Secrets as set forth in Paragraph 7(a) above, engaging in any business which is directly competitive with the Company could cause it great and irreparable harm.  Accordingly, Executive covenants and agrees that for so long as he is employed by the Company and for a period of three (3) years after such employment ends, whether voluntarily or involuntarily, Executive will not, without the express written consent of the Chairman of the Board of Directors of the Company, directly or indirectly, own, manage, operate or control, or be employed either as a consultant, - advisor or in any other capacity by any company or other business engaged in the design, manufacture, marketing, or sale of products and services which the Company provides and for which Executive had responsibility or about which Executive acquired Confidential Information or Trade Secrets.  Because Executive has international responsibilities, in recognition of the international nature of the Company’s business which includes the sale of its products and services nationwide and internationally, this restriction shall apply in all areas of the United States, Argentina, Australia, Brazil, China, the United Kingdom, France, Germany, Holland, Hong Kong, India, Israel, Italy, Japan, Mexico, Portugal, Singapore, South Africa, Spain, Sweden, Thailand, Tunisia, the United Arab Emirates, or any other country where the Company conducts the manufacture, sale, or marketing of its products and services where Executive gained knowledge while employed by the Company of its finances, technology, business opportunities, or marketing strategies in that particular country.  If Executive and a potential employer of Executive can provide assurances that prospective employment that would otherwise be prohibited by this Section will not entail the disclosure of Confidential Information and Trade Secrets, and Executive and Executive’s prospective employer can explain to the satisfaction of the Company how the protection of the Company’s Confidential Information and Trade Secrets can be guaranteed, the Executive may seek a waiver of the non-competition restriction set forth in this Section from the Chairman of the Board of Directors, which consent to such a waiver shall not unreasonably be withheld.  Additionally, the Company may, in its sole discretion, waive or reduce the non-competition restriction set forth in this Section.  If the Company elects, in its sole discretion, to hold Executive to the non-competition restriction set forth in this Section 7(c), after the one (1) year provision for which payment is already included in Section 6 hereof then the Company shall pay to Executive an amount equal to Executive’s base salary as set forth in Section 4(a) for any additional period of time with respect to which this non-competition restriction shall thereafter apply.  It is expressly understood that Executive will not waive (x) any right to indemnification Executive may have under applicable by-laws or insurance policies maintained by the Company or its subsidiaries, or (y) any right to vested employee benefits.  Payments under this Section 7(c) shall be made at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment until the end of such period.  In the event of any conflict between this Agreement and any trade secrets agreement to which Executive is a party, the terms and conditions of this Agreement shall prevail.

Non-Solicitation of Customers.  Executive acknowledges and agrees that during the course of, and solely as a result of, employment with the Company, he will come into contact with some, most, or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, distributors, and suppliers as set forth in the trade secrets agreement to which Executive is a party.  Consequently, Executive covenants and agrees that in the event of separation from employment with the Company, whether such termination is voluntary or involuntary, Executive will not, for a period of one (1) year following such termination, directly or indirectly, solicit or initiate contact with any customer, former customer, or prospective customer of the Company for the purpose of selling products or services to the customer competitive with the products or services purchased by the customer from the Company.  This restriction shall apply to any customer, former customer, or prospective customer of the Company with whom Executive had contact or about whom Executive obtained Confidential Information or Trade Secrets during the last two (2) years of his employment with the Company. For the purposes of this Section 7(d), “contact” means interaction between Executive and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

Non-Solicitation of Employees and Contractors.  Executive acknowledges and agrees that solely as a result of employment with the Company, Executive has and will come into contact with and acquire confidential information regarding some, most, or all of the Company’s employees and independent contractors.  Accordingly, both during employment with the Company and for a period of one (1) year thereafter, Executive shall not, either on his own account or for others, directly or indirectly, solicit or endeavor to cause any employee or independent contractor of the Company with whom Executive came into contact or about whom Executive obtained Confidential Information, to leave employment with or service to the Company.

Enforcement of Covenants.  Executive acknowledges and agrees that compliance with the covenants set forth in Section 7 of this Agreement is necessary to protect the Confidential Information and Trade Secrets, business, and goodwill of the Company, and that any breach of this Section 7 or any subparagraph hereof could result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief.  Accordingly, in the event of any breach or anticipatory breach of Section 7 by Executive, the Company and Executive agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:  (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to enforce the provisions of Section 7.

Conflict of Interest.

Executive may not use his position, influence, knowledge of Confidential Information and Trade Secrets, or Company assets for personal gain unless such use is available to all similarly responsible employees.  A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer, or prospective customer without disclosure and written approval from the board of directors is strictly prohibited and constitutes cause for dismissal.

Intellectual Property.

            a)         Executive covenants and agrees that he hereby conveys to the Company all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered, or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in Section 9 hereof (referred to collectively as “Intellectual Property”), that were conceived, developed, or made by Executive during the period of Executive’s employment by the Company, including Intellectual Property related to the work on which Executive was engaged from time to time during his tenure of employment (the “Proprietary Interests”), and all such Intellectual Property shall belong to and be the property of the Company.

            b)        Executive further covenants and agrees that Executive will:  (i) promptly disclose such Intellectual Property to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries;  (iii) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain, and enforce in all countries, letters of patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its Proprietary Interests therein; and (iv) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

Governing Law and Choice of Forum.

This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

Severability.

  If any term or provision of this Agreement or any portion hereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion hereof shall be deemed modified so as to render it enforceable, in the event and to the extent another venue finds that portion enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect, and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto with respect to construction of this Agreement in its entirety.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Non-Waiver.

The failure of either the Company or Executive, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance.  Any waiver by the Company or by Executive must be in writing and signed by either Executive, if Executive is agreeing to waive any of his rights under this Agreement, or by the Company’s Chairman of the Board of Directors, if the Company is agreeing to waive any of its rights under this Agreement.

Modification.

No modification of this Agreement shall be valid unless made in writing wherein specific reference is made to this Agreement and signed by both parties hereto.

Binding Effect.

This Agreement shall be binding upon Executive, Executive’s heirs, executors, and administrators and shall inure to the benefit of the Company, its parents, subsidiaries, divisions, affiliates, successors, and assigns.  Subject to the provisions of Section 5(f) hereof, this Agreement shall be binding upon the Company, its successors, and assigns.

Entire Agreement.

This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties, which shall, for purposes of this Agreement include Executive Employment Agreement dated as of May 31, 2005 as amended and extended by Letter Agreement dated May 10, 2006, and executed on May 15, 2006.  Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Executive in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement, as of the date first written above:

EXECUTIVE

/s/ Martin Weinstein

                                                              Martin Weinstein

SEQUA CORPORATION

By: /s/ Gerald Tsai

      Gerald Tsai pursuant to authorization by

      and resolution of the Sequa

      Corporation Board of Directors

[Letterhead of Sequa Corporation]

January 26, 2007

Dr. Martin Weinstein

Vice Chairman and Chief Executive Officer

Sequa Corporation

200 Park Avenue

New York, NY 10166

Dear Marty:

            As you know, pursuant pursuant to New York Stock Exchange rules, no restricted shares can be issued to you pursuant to Section 4(e) of the Employment Agreement dated January 25, 2007 between you and the Company until the stockholders of the Company approve a plan authorizing the issuance of such restricted shares.  Accordingly, the grant of 50,000 restricted shares pursuant to the first sentence of Section 4(e) of your Employment Agreement will not be made until such plan is approved by the Company’s stockholders.  When that grant is made, the one-year vesting periods will nevertheless be measured beginning from January 25, 2007.

            Please sign and date one copy of this letter acknowledging your understanding of the foregoing and your agreement that the Company is not obligated to issue any restricted shares pursuant to Section 4(e) of your Employment Agreement until the Company’s stockholders approve a plan authorizing the issuance of such restricted shares.  The signed and dated copy should be returned to the undersigned.

                                                                        Sincerely,

                                                                        SEQUA CORPORATION

                                                                        By:    /s/ John J. Dowling III

                                                                                 John J. Dowling III

                                                                                 Senior Vice President, Legal

ACKNOWLEDGED AND AGREED TO:

/s/ Martin Weinstein

Martin Weinstein

Date:  January 26, 2007